EXHIBIT 99.1


COSI [LOGO]
SIMPLY GOOD TASTE


FOR IMMEDIATE RELEASE
---------------------

                    Cosi, Inc. Reports Second Quarter Results

DEERFIELD, IL, August 9, 2006 - Cosi, Inc. (NASDAQ: COSI), the premium convenience restaurant company, today reported that strong revenue growth and continued cost control in the 2006 second quarter ended July 3, 2006 narrowed the Company's net loss in the period to $(0.7) million, or $(0.02) per basic and diluted common share, compared with a net loss of $(1.9) million, or $(0.06) per basic and diluted common share, for the 2005 second quarter. Significantly, excluding stock-based compensation expense, Cosi reported its first ever profitable quarter, with earnings of $0.3 million, or $0.01 per basic and diluted common share, compared to a loss of $(0.7) million, or $(0.02) for the 2005 quarter. Cosi also commented on its outlook for the remainder of 2006 and its current expectations for performance and growth in 2007.

William D. Forrest, Cosi's Chairman, said "Cosi achieved its first quarterly profit before stock-based compensation expense by successfully executing against our three key drivers of success - continuing to generate strong restaurant economics, developing company-owned restaurants, and recruiting and supporting experienced area developers and franchisees. We are confident and enthusiastic about our business and our growth opportunities."

Kevin Armstrong, Cosi's President and Chief Executive Officer, stated, "In the current challenging economic environment, Cosi benefited from our proven operating discipline, generating strong restaurant economics, a significant increase in positive cash flow and quarterly profit before stock-based compensation. With 25 new generation restaurants now open, and all of our locations now offering pizzas and melts, we look forward to continued strong performance."

"We also are making steady progress in the growth strategies that will be critical in driving our success. Our 2006 company-owned restaurant development plans are on track, our franchise area developer recruitment is robust, and we continue to expect our franchisees to meet their unit opening goals for the year," Armstrong concluded.

2006 Second Quarter Financial Performance and Restaurant Economics

Cosi's quarter over quarter net addition of 15 locations at July 3, 2006, compared with July 4, 2005, combined with a slight increase in comparable restaurant sales in the quarter, drove total revenues higher by 6.2%, to $32.5 million, compared with $30.6 million in the 2005 quarter. Restaurant net sales grew by 5.9%, to $32.4 million, compared to $30.6 million in the 2005 quarter, and franchise fees and royalties were approximately $131,000 for the 2006 second quarter, compared to approximately $53,000 in the prior year period.

Cosi reported several factors contributing to continued strong restaurant economics, including improvements in food and beverage, labor, and general and administrative expenses. As a result, Cosi reported that cash flow from operations for the 2006 second quarter more than doubled to $2.5 million compared to the 2005 quarter.

Cosi continued to demonstrate its operating discipline in the quarter, with costs and expenses related to company-owned restaurant operations down 80 basis points as a percentage of restaurant net sales compared with the 2005 quarter. The components of this performance were an improvement of 150 basis points in the Company's cost of food and beverage, primarily as a result of continued refinement of Cosi's food purchasing process and more effective field execution; an improvement of 50 basis points in labor and related benefits as Cosi continued leveraging fixed labor costs against higher comparable restaurant net sales; partially offset by a 120 basis point increase in occupancy and other operating expenses, primarily driven by planned increases in marketing expenditures of approximately 100 basis points.

Cosi also demonstrated continued corporate expense control, with general and administrative expense for the 2006 second quarter of $4.8 million compared with $5.0 million in the 2005 quarter, a 150 basis points reduction as a percentage of total revenue.

The 2006 quarter included $0.7 million of stock compensation expense for restricted stock grants to employees and $0.3 million for stock option compensation expense. Total stock compensation expense for the 2005 quarter was $1.1 million.

Cosi reported a strong balance sheet as of July 3, 2006, with cash, cash equivalents, and short-term investments of $30.9 million and virtually no debt.

Performance of Cosi's Growth Strategy

Cosi reported solid progress in its primary growth strategies of company-owned restaurant development and franchisee restaurant growth. During the 2006 second quarter, a total of ten new Cosi restaurants were opened and none were closed. Cosi operated 103 company-owned restaurants and franchisees operated six locations at the end of the 2006 second quarter, compared to 92 company-owned restaurants and two franchise restaurants at the end of the 2005 second quarter.

In Cosi's company-owned restaurant development efforts, nine new company-owned restaurants were opened in the 2006 second quarter and one company-owned restaurant was opened just subsequent to the end of the second quarter. Year-to-date, Cosi has opened 12 company-owned restaurants.

Cosi stated that the Company expects to open 21 new company-owned restaurants in 2006. These 21 new restaurants include three carry-over projects from 2005 and one additional restaurant versus its goal of 17 projects for 2006. Of the nine remaining company-owned restaurants planned for 2006, one is presently in pre-opening training, six are currently under construction, and two have leases in place.

Cosi continues to receive strong interest from experienced franchise area developers and franchisees in the Cosi concept. Since the end of the first quarter 2006, Cosi has secured six additional franchise area developer commitments for 50 additional restaurants, and currently a total of 24 franchise area developers have committed to opening 268 Cosi restaurants.

One Cosi franchise restaurant opened in the second quarter, and Cosi expects franchisees to open 19 additional restaurants in 2006. Of these restaurants, seven are under construction, three are in the construction permitting stage, and nine have completed real estate agreements.

Outlook for 2006 Second Half and 2007

Cosi stated that it expects the continuing difficult economic environment to contribute to soft comparable restaurant sales in the 2006 second half. Accordingly, Cosi is updating its previously announced guidance range for 2006 earnings before stock compensation expense to between $0.05 and $0.08 per share.

Cosi also stated that, based upon its recently-completed annual five-year planning efforts, it expects 2007 unit growth to consist of between 18 and 21 new company-owned restaurants and between 40 and 50 new franchise locations. Cosi currently expects 2007 earnings before stock compensation expense to be in the range of $0.17 and $0.21 per share.

Second Quarter 2006 Teleconference and Webcast Information

Members of Cosi's senior management team will host a teleconference and webcast at 8:30 a.m. ET on Thursday, August 10th to discuss the Company's second quarter 2006 financial results.

To participate in the teleconference, investors and analysts are invited to call 866-277-1181 in the U.S., or 617-597-5358 outside of the U.S., and reference participant code 72791737. The conference call will also be webcast simultaneously by accessing http://investors.getcosi.com/.

A replay will be available following the call until 12:00 AM ET on August 17, 2006. To access the replay, call 888-286-8010 in the U.S., or 617-801-6888 outside of the U.S., and reference the code 43145952.

About Cosi, Inc.

Cosi ( http://www.getcosi.com ) is the premium convenience restaurant that offers breakfast, lunch, afternoon coffee, dinner and dessert menus full of creative, fresh, flavorful foods and beverages. Cosi has developed featured foods that are built around a secret, generations-old recipe for crackly crust flatbread. This artisan bread is freshly baked in front of customers throughout the day in open flame stone hearth ovens prominently located in each of the restaurants.

The Cosi menu features Cosi sandwiches, freshly tossed salads, Cosi Melts, soups, Cosi bagels, pizzas, S'mores and other desserts, snacks and a wide range of coffee beverages. Cosi restaurants are designed to be a welcoming, comfortable and urbane atmosphere. Cosi's sights, sounds, and spaces create a tasteful, relaxed place that always provides a fresh and new dining experience. The Cosi vision is to become America's favorite premium convenience restaurant by providing customers authentic, innovative, savory food while remaining an affordable luxury.

Cosi currently operates 104 Company-owned and six franchise restaurants in sixteen states, including California, Connecticut, Florida, Illinois, Kentucky, Maryland, Massachusetts, Michigan, Minnesota, New Jersey, New York, Ohio, Pennsylvania, Virginia, Washington, Wisconsin, and the District of Columbia.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This press release contains statements that constitute forward- looking statements under the federal securities laws. Forward-looking statements are statements about future events and expectations and not statements of historical fact. The words "believe," "may," "will," "should," "anticipate," "estimate," "expect," "intend," "objective," "seek," "plan," "strive," or similar words, or negatives of these words, identify forward- looking statements. We qualify any forward-looking statements entirely by these cautionary factors. Forward-looking statements are based on management's beliefs, assumptions and expectations of our future economic performance, taking into account the information currently available to management. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. Factors that could contribute to these differences include, but are not limited to: the cost of our principal food products and supply and delivery shortages or interruptions; labor shortages or increased labor costs; changes in demographic trends and consumer tastes and preferences, including changes resulting from concerns over nutritional or safety aspects of beef, poultry or other foods or the effects of food-borne illnesses such as "mad cow disease" and avian influenza or "bird flu;" expansion into new markets; our ability to locate suitable restaurant sites in new and existing markets and negotiate acceptable lease terms; competition in our markets, both in our business and in locating suitable restaurant sites; our operation and execution in new and existing markets; our ability to recruit, train and retain qualified corporate and restaurant personnel and management; cost effective and timely planning, design and build-out of restaurants; our ability to attract and retain qualified franchisees; the availability and cost of additional financing, both to fund our existing operations and to open new restaurants; the rate of our internal growth and our ability to generate increased revenue from our existing restaurants; our ability to generate positive cash flow from existing and new restaurants; the reliability of our customer and market studies; fluctuations in our quarterly results due to seasonality; increased government regulation and our ability to secure required governmental approvals and permits; our ability to create customer awareness of our restaurants in new markets; market saturation due to new restaurant openings; inadequate protection of our intellectual property; adverse weather conditions which impact customer traffic at our restaurants and adverse economic conditions. Further information regarding factors that could affect our results and the statements made herein are included in our filings with the Securities and Exchange Commission.

 Additional information is available free of charge on the Company's website at
            http://www.getcosi.com in the investor relations section.


CONTACT:    Media                         Investors
            Adam Weiner                   William Koziel or Brien Gately
            Kekst and Company             Cosi, Inc.
            (212) 521-4800                (847) 597-8800


                                Tables follow

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                                   Cosi, Inc.
                           Consolidated Balance Sheets
                     As of July 3, 2006 and January 2, 2006
                      (in thousands, except per share data)

                                                                             July 3, 2006    January 2, 2006
                                                                             ------------    ---------------
                                                                              (Unaudited)        (Note 1)
Assets
Current assets:

     Cash and cash equivalents                                                   $2,926.6           $1,952.3
     Investments                                                                 27,941.3           32,917.5
     Accounts receivable, net of allowances of $3.0 and $8.0, respectively          676.8              496.2
     Inventories                                                                    916.8              914.6
     Prepaid expenses and other current assets                                    2,764.9            3,672.7
                                                                             ------------    ---------------
               Total current assets                                              35,226.4           39,953.3


Furniture and fixtures, equipment and leasehold improvements, net                39,574.1           33,502.7
Intangibles, security deposits and other assets, net                              2,824.6            3,088.0
                                                                             ------------    ---------------
               Total assets                                                     $77,625.1          $76,544.0
                                                                             ============    ===============

Liabilities and Stockholders' Equity

Current liabilities:

     Accounts payable                                                            $2,188.1           $2,689.2
     Accrued expenses                                                             9,450.5            9,837.2
     Current portion of deferred franchise revenue                                  728.8              251.3
     Current portion of other long-term liabilities                                 562.5              345.0
     Current portion of long-term debt                                               15.8               18.8
                                                                             ------------    ---------------
               Total current liabilities                                         12,945.7           13,141.5

     Deferred franchise revenue, net of current portion                           1,676.3              258.8
     Other long-term liabilities, net of current portion                          6,903.2            6,835.4
     Long-term debt, net of current portion                                          99.8               99.9
                                                                             ------------    ---------------
               Total liabilities                                                 21,625.0           20,335.6
                                                                             ------------    ---------------

Commitments and contingencies

Stockholders' equity:

     Common stock - $.01 par value; 100,000,000 shares authorized,
     39,572,375and 38,478,796 shares issued and outstanding, respectively           395.7              384.8
     Additional paid-in capital                                                 268,922.1          268,330.5
     Unearned stock compensation                                                       --           (3,866.4)
     Treasury stock, 239,543 shares at cost                                      (1,197.7)          (1,197.7)
     Accumulated deficit                                                       (212,120.0)        (207,442.8)
                                                                             ------------    ---------------
               Total stockholders' equity                                        56,000.1           56,208.4
                                                                             ------------    ---------------
               Total liabilities and stockholders' equity                       $77,625.1          $76,544.0
                                                                             ============    ===============
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                                   Cosi, Inc.
                      Consolidated Statements of Operations
     For the Three and Six Month Periods Ended July 3, 2006 and July 4, 2005
                      (in thousands, except per share data)

                                                   Three Months Ended                     Six Months Ended
                                               July 3,            July 4,            July 3,            July 4,
                                                2006               2005               2006               2005
                                            ---------------------------------     ---------------------------------
                                             (Unaudited)        (Unaudited)        (Unaudited)        (Unaudited)
Revenues:
Restaurant net sales                             $32,378.6          $30,566.9          $61,836.2          $57,772.1
Franchise fees and royalties                         130.9               52.7              318.2               52.7
                                            ---------------------------------     ---------------------------------
       Total revenues                             32,509.5           30,619.6           62,154.4           57,824.8
                                            ---------------------------------     ---------------------------------

Costs and expenses:

Cost of food and beverage                          7,293.2            7,347.3           14,268.3           14,021.1
Labor and related benefits                        10,320.2            9,900.0           20,197.0           19,338.5
Occupancy and other operating expenses             7,762.4            6,954.0           15,225.6           13,705.9
                                            ---------------------------------     ---------------------------------
                                                  25,375.8           24,201.3           49,690.9           47,065.5
General and administrative expenses                4,788.2            4,953.1           10,341.9           10,133.8
Stock-based compensation expense                     991.0            1,073.7            2,931.5            1,304.9
Depreciation and amortization                      1,841.7            1,850.3            3,673.7            3,615.5
Restaurant pre-opening expenses                      653.3              116.5              918.5              138.5
Provision for losses on asset impairments
    and disposals                                       --               51.0                 --               51.0
Lease termination benefit                             (8.8)                --               17.7                 --
                                            ---------------------------------     ---------------------------------
       Total costs and expenses                   33,641.2           32,245.9           67,574.2           62,309.2
                                            ---------------------------------     ---------------------------------
       Operating loss                             (1,131.7)          (1,626.3)          (5,419.8)          (4,484.4)

Interest income                                      384.6               53.7              746.4               84.6
Interest expense                                      (2.3)             (17.5)              (4.7)             (23.8)
Allowance for notes receivable from
    stockholders                                        --             (277.9)                --             (261.1)
Other income                                           0.5                1.7                0.8               22.8
                                            ---------------------------------     ---------------------------------
       Net loss                                    $(748.9)         $(1,866.3)         $(4,677.3)         $(4,661.9)
                                            =================================     =================================


Per Share Data:

    Net loss per share, basic and diluted           $(0.02)            $(0.06)            $(0.12)            $(0.15)
                                            =================================     =================================

    Weighted average shares outstanding:        38,188,028         32,619,760         38,008,655         31,910,109
                                            =================================     =================================

As a percentage of net restaurant sales:

Cost of food and beverage                             22.5%              24.0%              23.1%              24.3%
Labor and related benefits                            31.9%              32.4%              32.7%              33.5%
Occupancy and other operating expenses                24.0%              22.8%              24.6%              23.7%
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                                            For the Three Months Ended              For the Three Months Ended
                                                   July 3, 2006                            July 4, 2005
                                       -----------------------------------     ------------------------------------
                                       Company-Owned     Franchise   Total     Company-Owned   Franchise     Total
                                       -------------     ---------   -----     -------------------------     ------
Restaurants at beginning of period          94      (a)      5         99          92              0           92
New restaurants opened                       9               1         10           1              2            3
Restaurants permanently closed               -               -          -           1              -            1
                                       -------------     -----------------     ------------   ----------     ------
Restaurants at end of period               103      (a)      6        109          92              2           94
                                       =============     =================     ============   ==========     ======

(a) Includes two company-owned locations that currently remain closed as a result of Hurricane Wilma.
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